STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Filing Acknowledgement

September 21, 2007

Job Number	Corporation Number	
C20070921-1909	E0883142005-2	

Filing Description	Document Filing Number	Date/Time of Filing
Designation	20070647391-89	September 21, 2007 03:00:17 PM

Corporation Name	Resident Agent
VICTORY DIVIDE MINING COMPANY	UNITED CORPORATE SERVICES INC

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

ROSS MILLER
Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070647391-89
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/21/2007 3:00 PM
	Entity Number E0883142005-2

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Victory Divide Mining Company

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 10,000,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as "Series A Convertible Preferred Stock", par value $0.001 per share (hereinafter called the "Series A Preferred"). The shares of Series A Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in Exhibit A attached hereto.

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.1955 Designation 2007
Revised on 01/01/07

EXHIBIT 3.4

EXHIBIT A

TO THE CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK OF
Victory Divide Mining Company
to be filed with the Secretary of State
of the State of Nevada
on or about September 21, 2007

1. Designation and Number of Shares.  Shares of the series shall be designated and known as the “Series A Convertible Preferred Stock” of the Company. The Series A Convertible Preferred Stock (the “Series A”) shall consist of 10,000,000 shares. Shares of the Series A which are redeemed, retired, converted into shares of the Company’s $.001 par value per share Common Stock (the “Common Stock”), purchased or otherwise acquired by the Company shall be cancelled (and thereafter shall not be re-issued as shares of Series A) and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series as permitted by the Articles of Incorporation.

2.  Redemption; Liquidation Preference. The Series A shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”), rank (a) senior to the Common Stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A in respect of the right to participate in distributions or payments upon a Liquidation Event; and (b) pari passu with the Series B Convertible Preferred Stock (the “Series B”), any other class or series of stock of the Company, the terms of which specifically provide that such class or series shall rank pari passu with the Series A in respect of the right to participate in distributions or payments upon a Liquidation Event. No shares of Series A may be redeemed by the Company without the express written consent of each holder of such shares, provided or withheld in such holder’s sole discretion. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $2.15 per share (such amount, the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or any other stock that ranks junior to the Series A. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

3.  Dividends. The Series A will not be entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding shares of Common Stock, in which event each outstanding share of the Series A will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends, per share of Series A, as would have been payable on the number of shares of Common Stock into which each share of Series A would be convertible, if such shares of Series A had been converted to Common Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividends (the “Dividends”). Any dividend payable to the Series A will have the same record and payment date and terms as the dividend payable on the Common Stock.

4.  Conversion. The holders of Series A shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after the issuance of the Series A, each share of Series A will be convertible into 1 share of Common Stock, which may be adjusted from time to time pursuant to Section 5 (the “Conversion Rate”). The Conversion Rate is calculated by dividing the Liquidation Preference Amount per share by the Conversion Price (as defined below) per share. The “Conversion Price” means $2.15 per share, intially, which may be adjusted from time to time pursuant to Section 5. At any time on or after the issuance of the Series A, any holder of Series A may, at such holder's option, subject to the limitation set forth in Section 7 herein, elect to convert all or any portion of the shares of Series A held by such person into a number of fully paid and nonassessable shares of Common Stock (a "Conversion"). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Series A.

(b) Mechanics of Conversion. The Conversion of Series A shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A into full shares of Common Stock on any date (a "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company at +86-469-4693000, Attention: Chief Executive Officer, with a copy to Guzov Ofsink, LLC at 212-688-7273, Attention: Darren L. Ofsink, Esq., and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date the original certificates representing the shares of Series A being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. The Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within ten (10) trading days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled.

(A) Converted Common Stock Held in Book-Entry Form. If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above in this Section 4(d)(ii), it prefers to receive the shares due to it upon conversion in book-entry form, then instead of issuing such certificates, the Company or the Transfer Agent shall issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf, via the Deposit Withdrawal Agent Commission System (“DWAC”), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in or with the Conversion Notice. Notwithstanding the foregoing, the Company or its Transfer Agent shall only be obligated to issue and deliver shares to DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A (a “Registration Statement”) is effective.

If the number of shares of Series A represented by the Preferred Stock Certificate(s) submitted by a holder for conversion is greater than the number of shares of Series A being converted, then the Company shall, as soon as practicable and in no event later than ten (10) trading days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than four (4) business days after receipt of such holder's originally executed Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time the accountant received the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(d)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert. Subject to the terms and conditions of this Certificate of Designations, if within three (3) trading days of the Company's receipt of the facsimile copy of the executed Conversion Notice (the third of such three days, the "Delivery Date") the Company fails (x) to issue and deliver to a holder, in accordance with Section 4(b)(ii) hereof, the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series A or (y) to issue a new Preferred Stock Certificate representing the number of shares of Series A to which such holder is entitled pursuant to Section 4(a) ("Conversion Failure"), then in addition to all other available remedies which such holder may pursue hereunder and under the Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") to be entered into among the Company and the initial holders of the Series A (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after the Delivery Date in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 4(a) to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 4(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series A represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 4(b)(ii) and (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock or such Preferred Stock Certificate, as the case may be, to such holder without violating Section 4(b)(ii). The term "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A.

(vi) Buy-In Rights. In addition to any other rights available to the holders of Series A, if the Company fails to issue to a holder, on or before the Delivery Date and in accordance with Section 4(b)(ii) hereof, the shares of Common Stock issuable upon conversion of the Series A to which such holder is entitled, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall either (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A that the Company was required to deliver to the holder in connection with the conversion at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, at which point the Company's obligation to issue such shares of Common Stock being converted shall terminate, or (2) either reinstate the shares of Series A and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence, the Company may choose to pay to the holder $1,000, at which point the Company's obligation to issue such shares of Common Stock being converted shall terminate. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A as required pursuant to the terms hereof.

5.  Adjustments to Conversion Price, Conversion Rate and Certain Other Adjustments. The Conversion Rate for the number of shares of Common Stock into which the Series A shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A holders:

(a)  Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of the Series A shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)  Aggregation of Shares. If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on Conversion of the Series A shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Mergers or Consolidations. If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a “Reorganization”), then as a part of such capital reorganization, provision shall be made so that each holder of outstanding Series A at the time of such reorganization shall thereafter be entitled to receive, upon conversion of the Series A, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such holder’s Series A would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above. If this Section 5(c) applies to a Reorganization, Sections 5(a) and 5(b) shall not apply to such Reorganization. In addition to all other rights of the holders of Series A contained herein, simultaneous with the occurrence of a Reorganiation, each holder of Series A shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A at a price per share of Series A equal to one hundred ten percent (110%) of the Liquidation Preference Amount.

(d)  Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e)  Adjustments for Issuance of Additional Shares of Common Stock.

(i) In the event the Company shall, at any time within two (2) years following the initial issuance date of the Series A, issue or sell any additional shares of Common Stock (“Additional Shares of Common Stock”) at a price per share less than $2.15 or without consideration (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares, other than as part of an “Exempt Issuance,” as listed under Section 5(g)), then and in such event, the Conversion Price upon each such issuance shall be reduced, concurrently with such issue or sale, to such lesser price paid for such Additional Shares of Common Stock and the Conversion Ratio then in effect immediately prior to such adjustment, shall be adjusted based on the Conversion Price so adjusted in accordance with the foregoing..

(ii) For the period commencing on the two (2) year anniversary of the Original Issue Date and ending upon the conversion of all of the shares of Series A, in the event the Company shall issue any Additional Shares of Common Stock (otherwise than as provided in the foregoing subsections (a) through (c) of this Section 5), at a price per share less than $2.15 then in effect or without consideration, then the Conversion Price then in effect shall multiplied by a fraction (a) the numerator of which shall be equal to the sum of (x) the number of shares of outstanding Common Stock immediately prior to the issuance of such Additional Shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect and (b) the denominator of which shall be equal to the number of shares of outstanding Common Stock immediately after the issuance of such Additional Shares of Common Stock. For purposes of this Section, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion of Convertible Securities outstanding immediately prior to such issue are deemed outstanding. No adjustment of the number of shares of Common Stock for which this Warrant shall be exercisable shall be made pursuant to this Section 5(d)(ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefor) pursuant to Section 5(f).

(f) Issuance of Common Stock Equivalents. If the Company, at any time following the initial issuance date of the Series A, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold, other than an Exempt Issuance. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than $2.15, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall be less than $2.15, then the Conversion Price upon each such issuance shall be adjusted to the price equal the consideration per share paid for such Common Stock Equivalents and the Conversion Rate then in effect immediately prior to such adjustment shall be adjusted based on the Conversion Price so adjusted in accordance with the foregoing.

(g)  Restriction on Conversion Rate and Conversion Price Adjustment. Notwithstanding anything to the contrary set forth in Sections 5(e) and (f), no adjustment shall be made to the Conversion Price and/or the Conversion Rate with regard to (i) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities, provided such underwritten public offering has been approved in advance by the the holders of more than fifty percent (50%) of the then outstanding shares of Series A (the “Majority Holders”), (ii) securities issued (other than for cash) in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Majority Holders, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Majority Holders, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s equity incentive plans outstanding as they exist on the date of the Purchase Agreement, (vi) the issuance or grants of options to purchase Common Stock to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted by the Board or a committee thereof established for such purpose so long as such issuances in the aggregate do not exceed ten percent (10)% of the issued and outstanding shares of Common Stock as of the Closing Date (as defined in the Purchase Agreement) and the specified price at which the options may be exercised is equal to or greater than the Closing Bid Price as of the date of such grant, and (vii) any warrants, shares of Common Stock or other securities issued to a placement agent and its designees for the transactions contemplated by the Purchase Agreement (the “Exempt Issuance”).

6.  Voting Rights. The holders of shares of Series A shall be entitled to the following voting rights:

(a)  Those voting rights required by applicable law;

(b) The right to vote together with the holders of the Common Stock as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A carrying a number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A based on the then applicable Conversion Rate, and each holder of Series A shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company; and

(b)  Whenever holders of Series A are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Each share of Series A shall entitle the holder thereof to the number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A based on the then applicable Conversion Rate, which is initially 1 share of Common Stock for each share of Series A.

7.  Conversion Restriction. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may a holder of shares of Series A convert shares of Series A if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to equal or exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series A providing the Company with sixty-one (61) days notice (the "Waiver Notice") that such holder wishes to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of such holder’s Series A, this Section 7 shall be of no force or effect with regard to those shares of Series A referenced in the Waiver Notice.

8. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert.

(A) If, upon the Company's receipt of a Conversion Notice after the initial issuance of the Series A, the Company cannot issue shares of Common Stock upon a Conversion because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, or (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and, with respect to the unconverted Series A, the holder, solely at such holder's option, may elect, within five (5) business days after receipt of notice from the Company thereof to: (i) require the Company to redeem from such holder those Series A for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice (such shares of Series A, the “Nonconvertible Shares”; such redemption right, the "Mandatory Redemption") at a price per share payable in cash equal to (A) one hundred ten percent (110%) of the Liquidation Preference Amount (the "Mandatory Redemption Price") plus (B) among which (a) the Closing Bid Price on the Conversion Date or, if the Holder or its broker has received a firm written bid commitment which shall have been provided to the Company along with the Conversion Notice, the per share price as evidenced by the firm written bid (the “Base Price”), exceeds (b) the Closing Bid Price on the date the Company has sufficient number of shares of Common Stock for the conversion of the Nonconvertible Share had the Nonconvertible Share been converted; provided that if the Holder or its broker has received a firm written bid commitment which shall have been provided to the Company along with the Conversion Notice, the Base Price for the portion of the Nonconvertible Shares subject to the firm written bid commitment shall be per share price on the firm written bid commitment, or (ii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice); or (iii) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 4(b)(vi) hereof.

(B) If, upon the Company's receipt of a Conversion Notice after the initial issuance of the Series A, the Company cannot issue shares of Common Stock upon a Conversion because the Company, subsequent to the effective date of a Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then with respect to the unconverted Series A, the holder, may, within five (5) business days after receipt of notice from the Company thereof to require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice.

-(b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series A, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of shares of Series A that cannot be converted and (iii) the applicable Mandatory Redemption Price, if applicable pursuant to Section 8(a)(A) above. If applicable, such holder shall notify the Company of its election pursuant to Section 8(a)(A) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

(c) Payment of Redemption Price. If a holder shall elect to have its shares redeemed pursuant to Section 8(a)(A)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, provided that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all shares of Common Stock issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 4. Until the full Mandatory Redemption Price is paid to such holder, such holder may (i) void the Mandatory Redemption with respect to those shares of Series A for which the full Mandatory Redemption Price has not been paid, and (ii) receive back such shares.

(d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series A on the same day and the Company is able to convert and redeem some, but not all, of the Series A pursuant to this Section 8, the Company shall convert and redeem from each holder of Series A electing to have Series A converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series A held by such holder relative to the number shares of Series A outstanding) of all shares of Series A being converted and redeemed at such time.

9. No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A against impairment.

10.  No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

11.  Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

12.  Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

13.  Protective Provisions. Except for the designation and issuance of the Company’s Series B, which is being designated contemporaneously with the Series A, so long as any shares of Series A are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A, voting as a separate class:

(a)  in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A;

(b)  adversely alter or change the rights, preferences, designations or privileges of the Series A;

(c)  amend the Company’s Articles of Incorporation or By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series A;

(d)  increase or decrease the authorized number of shares of preferred stock of the Company or otherwise reclassify the Company's outstanding securities;

(e)  redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of preferred stock or Common Stock; provided, however, that this restriction shall not apply to the de minimus repurchases of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; and provided further that this restriction shall not apply to any conversion, redemption or other acquisition of shares of Series A pursuant to this Certificate of Designations or Series B pursuant to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company; or

(f) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors.

14. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

15. Reservation of Shares. On and after the initial issuance of the Series A, the Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A, no less than one hundred fifty percent (150%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A. The Corporation shall immediately, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A.

16.  Return of Status as Authorized Shares. Upon a Conversion or any other redemption or extinguishment of the Series A, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

17.  Amendment.  This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A. For as long as any shares of Series A are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of seventy five percent (75%) of the then outstanding shares of Series A, voting together as a class and series.

Exhibit I to Exhibit A

Victory Divide Mining Company
CONVERSION NOTICE

Reference is made to the Certificate of Designations Preferences and Rights of the Series A Convertible Preferred Stock of Victory Divide Mining Company (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of Victory Divide Mining Company, a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of the Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock have been sold pursuant to the Registration Statement: YES ☐   NO ☐

Please confirm the following information:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of
Conversion: _________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:
Dated: